United States
Securities and Exchange Commission
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: May 13, 2008
GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
317 Wekiva Spring Road, #200, Longwood, FL 32779
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (800) 558-4363
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
Pursuant to an Order of Settlement dated May 13, 2008 (the “Settlement”), GeneLink, Inc. (the “Company”) and John R. DePhillipo have agreed to settle all issues, claims and counterclaims each party may have with respect to the Action entitled, John R. DePhillipo v. GeneLink, Inc. (Superior Court of New Jersey Law Division: Atlantic County, Docket No. ATL-L-7479-05). As part of the Settlement, the Company and Mr. DePhillipo will deliver general releases to each other.
The Settlement provides that Mr. DePhillipo shall be required to tender all shares of stock in the Company which Mr. DePhillipo held as of April 14, 2008 either directly, indirectly, beneficially or otherwise as well as the shares of stock in the Company held by Mr. DePhillipo’s wife, Maria DePhillipo; the shares of stock in the Company held by certain of Mr. DePhillipo’s sons; the shares of stock in GeneLink held by any trust that either Mr. DePhillipo or Maria DePhillipo operate or control; and the shares of stock of GeneLink held by any other family member (these shares are collectively referred to as the “DePhillipo Family Shares”). Under the Settlement, the Company shall pay Mr. DePhillipo $.06 per share for such stock. Mr. DePhillipo has represented that these shares represent 3,953,000 shares in the aggregate, resulting in a purchase price of $237,180.
Additionally, the Company has agreed under the Settlement to pay Mr. DePhillipo $220,000 on or before June 13, 2008.
Separately, in accordance with the terms of the Company’s outstanding convertible secured promissory notes (the “Notes”), upon consummation of the Settlement, such Notes automatically convert into shares of the Company’s Common Stock at a conversion price of $0.05 per share. Such Notes were issued in consideration for certain loans provided to the Company by third parties between May 12, 2006 and June 6, 2007, after the termination of Mr. DePhillipo as the Company’s Chief Executive Officer. As of June 13, 2008, $882,658 in principal and accrued interest of Notes will be outstanding, and assuming that the settlement is consummated in accordance with the terms of the Settlement as of such date, the Notes will convert into an aggregate of 17,653,150 shares of Common Stock on that date.

ITEM 9.01	Financial Statements and Exhibits

Exhibit	Exhibit
Number	Description
99.1	Order of Settlement dated May 13, 2008

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)
By:	/s/ Monte E. Taylor, Jr.
Monte E. Taylor, Jr.
Chief Executive Officer

Dated: May 13, 2008
EXHIBIT INDEX

Exhibit	Exhibit
Number	Description
99.1	Order of Settlement dated May 13, 2008

3